Exhibit 10.43

AGILENT SUPPLY AND SERVICE AGREEMENT

CUSTOMER: Doug Gooding		Address: Regado Biosciences, Inc. 324 Blackwell Street, Suite 420 Durham, NC 27701
Phone: 919-287-9428	Fax: 919-287-9430
E-mail: dgooding@regadobiosciences.com
Date: July 13, 2006
Quote #: Q04-06-17		Agilent Representative:
Check if attached: ☐ Customer Requirements/Specifications

This Supply and Service Agreement is entered into between Agilent Technologies, Inc. (“Agilent”) and Customer named above as of the above date (“Effective Date”).

1.	Background. Customer desires that Agilent manufacture and supply the Molecule(s) that are specified and described in the attached Statement of Work (Appendix A) and/or provide the other Services as set forth in the Statement of Work, if any, for Customer upon the terms and subject to the conditions set forth herein. This Supply and Service Agreement and any attached Statement of Work as mutually agreed (collectively, the “Agreement”), will exclusively govern Agilent’s provision of Services and products to Customer. Customer’s acceptance of any Statement of Work for Services is subject to and expressly limited by this Supply and Service Agreement, the terms and conditions of which cannot be waived, modified or supplemented without the prior, express written consent of Agilent. Any additional or different terms or conditions proposed by Customer shall not become a part of this Agreement without Agilent’s express prior written consent.

2.	Definitions.

a.	“Affiliate” of a Party means any corporation or other business entity, which controls, is controlled by, or is under common control with, a Party. For purposes of this definition, “control” shall mean direct or indirect ownership of more than 50% of the voting interest or economic interest in a corporation or more than 50% of the equity interests in the case of any other entity, or such other relationship whereby a party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity

b.	“Agilent Intellectual Property” means any Intellectual Property owned or controlled by Agilent, including Joint Intellectual Property, related to the Process Development Program of the Supply Agreement that is actually used in the GMP manufacture of the Specific API according to the Specifications. ]

c.	“Agilent Technology” means all Intellectual Property owned or controlled by Agilent actually used in making and supplying the Molecules.

d.	“API” means any substance or mixture of substances intended to be used in the manufacture of a drug product and that, when used in the production of a drug, becomes an active ingredient in the drug product. “API” refers to an “active pharmaceutical ingredient” in accordance with the definition of such term as adopted by the United States Food and Drug Administration.

e.	“Confidential Information” means any information disclosed by one party to the other in connection with activities under this Agreement and either (i) constitutes information that, at the time of receipt, should be understood to be confidential by the receiving party in its reasonable discretion, or (ii) is identified hereunder as confidential at the time of disclosure or if orally disclosed, identified as such at the time and later described in a written memorandum marked Confidential and sent to the receiving party within thirty (30) days of such disclosure, including, but not limited to, Intellectual Property, Agilent Technology, Customer Requirements, scientific, technical and manufacturing information, reports, data, sequence information and all related bioinformatics or other information related to molecular structures, financial, marketing, customer, employee and supplier information, business plans and information relating to the techniques and methods by which any Molecule is made and other comparable information. Where discloser fails to either mark or orally identify information confidential at the time of disclosure, or if discloser orally identifies but fails to notify recipient in writing within 30 days and information is not such that is reasonably understood to be confidential by the receiving party, recipient is not obligated to treat such information as confidential. However, if discloser attempts to cure such failure to mark or designate or confirm in writing by sending a written memorandum otherwise meeting the requirements of this definition, recipient shall treat such information as confidential from the time such untimely notification is received if such information has not become public information by that time. Recipient shall not be in breach of this Agreement for any use by recipient of such information in the period prior to actual receipt of such curing written notification.

f.	“Customer Requirements” means the following, including without limitation, relevant sequence and structure information and achievable purity qualifications pertaining to a Molecule as well as the molecular, chemical and/or compositional structure(s), along with quantity, technical, purity and any and other customer-required standards for the Molecule(s), as set forth with specificity on the attached Statement of Work.

g.	“Field” means the GMP manufacture of Specific APIs solely for Customer.

h.	“Intellectual Property” means, collectively, Patents, trademarks, copyrights, Know-How and other intellectual property owned or controlled (meaning having the right to sublicense) by a party.

i.	“Joint Intellectual Property’’ means any Project Intellectual Property developed or conceived by one employee or agent of Agilent and one employee or agent of Customer.

j.	“JSC” means a joint steering committee that the parties may designate to oversee the development of Molecules or Process Development Program.

k.	“Know-How” means non-patented proprietary information, inventions, developments, techniques, materials, processes, manufactures, compositions of matter or methods of use and trade secrets, whether or not patentable or copyrightable.

l.	“Molecule” means any Specific API as defined herein.

m.	“Patents” means patents, patent applications and any issued divisions, continuations, continuations-in-part, re-issues, re-examinations, renewals or extensions thereof and any foreign counterpart of any of such U.S. patents.

n.	“Process Development Program” means the development by Agilent of various processes for Customer including, without limitation, synthesis, cleavage, de-protection and purification conditions designed to increase scalability and yield of the manufacturing process of certain Molecules, as more specifically described in the Statement of Work.

o.	“Project Intellectual Property” means any Intellectual Property developed during the course of the Process Development Program of any workplan which is part of this Supply Agreement; provided, however, that “Project Intellectual Property” does not include any Intellectual Property in the Molecules, or the data or results generated for Customer in any Process Development Program or stability study to the extent such Intellectual Property is specific to the Molecules.

p.	“Required Consent” means any rights, licenses, consents or approvals required to permit Customer the right to access, use and transfer the sequences, structure information or other Specifications to Agilent and/or have the Molecules made by Agilent without infringing the ownership or license rights (including patent and copyright) of any third party.

q.	“Purchases of API” means the total cash and non-cash compensation paid by Customer to a Third Party for the manufacture and/or supply of Specific APIs and related Services as permitted under Section 10 of this Supply Agreement, The value of any non-cash compensation paid by Customer to a Third Party for the manufacture and/or supply of Specific APIs and related Services will equal the fair market value of such non-cash compensation, as determined in good faith by Customer’s Board of Directors based on generally recognized appraisal standards and practices used in appraising similar types of compensation.

r.	“Services” means, collectively, various processes that may include, without limitation, the development, synthesis, manufacturing and supply of Molecules for Customer by Agilent and any Process Development Program services, quality control testing and/or stability studies or other services to be provided to Customer, as may be selected by Customer and as more specifically described in the attached Statement of Work.

s.	“Specific API” means either of the molecules RB006 and RB007 both of which are described in the Statements of Work attached hereto. This definition may be expanded to include other molecules which the parties add to this agreement by amendment.

t.	“Specifications” means the list of tests and analytical procedures and/or other numerical limits, ranges, and criteria as set forth in the Statement of Work that together will constitute the objective acceptance criteria pursuant to which a Molecule will be tested, and if found in conformance with such Specifications, will be considered acceptable by Customer for its intended use hereunder.

u.	“Third Party” means any person or entity other than Agilent and Customer and their respective Affiliates.

v.

“Net Purchases” means, with respect to each Specific API and for a particular period of time, the total purchase amount during the time periods from Third Parties of Specific API for which Customer actually makes payments in a given calendar quarter (i.e., quarters ending March 31st, June 30th, September 30th and December 31st).

3.	Supply of Services.

a.	For all Molecules for which Customer Requirements and Specifications have been provided to Agilent by Customer, Agilent will use its commercially reasonable efforts to manufacture, synthesize and supply the Molecules.

b.	Agilent will use its commercially reasonable efforts to perform any Services in accordance with the timeline and pricing set forth in the Statement of Work. The Statement of Work will set forth the estimated timing for the manufacture of Molecules and/or performance of Services, as well as all other projected delivery dates. The actual start date shall be subject to Customer’s payment obligations pursuant to Section 6(a), and purchase order submission and facility availability pursuant to Sections 7(a) through (c).

c.	Customer will be responsible for the supply of all Customer Requirements and Specifications, whether proprietary or public, for Molecules, including the selection of and submission to Agilent of all requisite sequence(s), structure(s) or other information as required by Agilent and set forth in the Statement of Work.

d.	The Statement of Work will additionally set forth the number of batches and the size of each batch of Molecules to be delivered to Customer during the term of this Agreement and pursuant to the schedule for such delivery, as set forth in the Statement of Work. Any increase or decrease in the number of batches will be made only upon the mutual agreement of both parties.

e.	Any modification to Customer Requirements and/or Specifications for Molecule manufacture, quantities (including, without limitation, the number of batches), pricing, timing or other terms which are a part of the Statement of Work shall only be made by the parties in writing by mutual agreement and in accordance with the procedures set forth on Appendix B attached to this document.

f.	At any time during the term hereof, Customer will supply Agilent with such additional information regarding the Molecules as Agilent may reasonably request. Agilent may cease development, production and or delivery of Molecules at any time and, at its option and subject to the terms and conditions of Section 21 (c) below, terminate this Agreement if it does not receive within a reasonable time reasonably requested information regarding the Molecules which it deems, in its reasonable discretion, to be necessary in order for Agilent to synthesize and supply the Molecules.

g.	Agilent has the right to conserve a certain amount of Molecule for comparison purposes in order to assess future process development requirements. Such retention will not be considered a violation of Agilent’s Confidentiality obligations, but such retention will be subject to such Confidentiality obligations.

h.	Agilent will provide Customer with material safety data sheets with each batch of Molecule supplied to Customer. Any other certifications (whether provided by raw materials vendors or Agilent) shall be as mutually agreed to and set forth in the Statement of Work.

Customer acknowledges the considerable resources, including the purchase of raw materials, allocation of lab space and time, equipment and human resources, is necessary to be committed by Agilent, as such Customer understands that it may defer, reduce or cancel delivery of Molecules specified in the Statement of Work only if it notifies Agilent in writing prior to the start date(s) specified in the Statement of Work and in accordance with the terms of Article 7.

4.	Joint Steering Committee.

a.	The parties may, but are not obligated, to establish a JSC. In the event that the parties agree to form a JSC, representatives will be listed on the Statement of Work. Any JSC to be formed will be comprised of two (2) representatives from each party, to be designated on the Statement of Work. The JSC will meet on a bi-weekly basis or with frequency and at locations (or by phone) as mutually agreed and included in the Statement of Work. The JSC will facilitate Molecule development, as well as oversight of any Process Development Program or other Services. Additional and/or specific duties of the JSC will be as mutually agreed to by the parties and set forth in the Statement of Work.

b.	The timeline for development and synthesis activities may be extended by the mutual agreement of the parties or, if a JSC is designated, approval by the JSC.

c.	Any modifications to any Process Development Program shall be made upon the mutual agreement of the parties or, if a JSC is designated, unanimous approval by the JSC.

5.	Term. The term of this Agreement with respect to the manufacture and supply of Molecules, the performance of any Process Development Program or the conduct of any other agreed-to Services will be as set forth in the Statement of Work.

6.	Prices Taxes, and Payment.

a.	All prices for the manufacture and delivery of Molecules, as set forth in the Statement of Work, supplemental Statement or Work, or any purchase order are firm for the term of this Agreement. Agilent will invoice Customer as Molecules are delivered, provided that Customer shall pay an amount equal to 25% of the total amount quoted for the Molecules as described in the Statement of Work, supplemental Statement of Work or any purchase order within five (5) days of the effective date of any Statement of Work, supplemental Statement of Work, or the acceptance by Agilent of any purchase order, each as may be applicable (each an “Initial Payment”). Agilent will not be obligated to commence the manufacture of any Molecule unless and until it has received the Initial Payment from Customer.

b.	Quoted prices are exclusive of any duties, value added or other taxes. Any tax, duty, custom, insurance or other fee of any nature imposed upon this transaction by any federal, state, local, or foreign governmental authority shall be paid by Customer in addition to the amounts invoiced. In the event Agilent is required to prepay any such tax or fee, Customer will reimburse Agilent promptly upon demand.

c.	Payment terms shall be net thirty (30) days after shipment by Agilent of the Molecules and/or thirty (30) days following performance of Services. Agilent may refuse to deliver Molecules or perform Services, or continue to synthesize Molecules, until all prior overdue accounts are paid in full.

7.	Purchase Orders, Cancellation and Deferral Fees, Delivery and Shipment.

a.	Forecasts.

i.

Rolling Forecasts. Within ten (10) business days of the effective date of this Agreement and thereafter by the twentieth (20th) day of each calendar quarter, Customer shall provide Agilent with a good-faith written forecast of the quantities of each specific API that Customer shall require from Agilent for each of the following twenty four (24) months. The forecast for such twenty four (24) calendar months shall be on a month by month basis. Each such forecast a “Rolling Forecast.” Thus, for example, the Rolling Forecast provided by Customer by January 1, 2007 shall cover the calendar months commencing with January, 2007 and ending with December 2008. Other than as set forth in Section 7(a)(ii), each Rolling Forecast shall be non-binding. The forecast shall also provide the same information for the quantities of each specific API which Customer expects to purchase from any Third Party suppliers.

ii.	Firm Order. Subject to deferral or cancellation as provided below, the first three (3) months of each Rolling Forecast of Customer’s requirements of specific API from Agilent shall constitute a commitment on the part of Agilent to supply and Customer to order the quantity of specific API set forth in such Roiling Forecast (for each specific API this portion of the Rolling Forecast a “Firm Order.” The remaining twenty one (21) month portion of each Rolling Forecast shall be non- binding; however, Customer shall not reduce the non-binding forecasted amounts of the first three non-binding months more than thirty percent (30%) as they become a portion of the Firm Order without reasonable justification provided to Agilent. Thus, the forecast for each of months four, five and six in the Rolling Forecast cannot be reduced by more than thirty percent (30%) of the value stated in each such month as it became the sixth month of the Rolling Forecast without reasonable justification provided to Agilent. An impermissible reduction shall be considered a partial cancellation and subject to the provisions of Section 7(d).

iii.	Maximum Supply Obligation and Excess Portions. The maximum quantity of API that Agilent shall be obligated to supply in response to a Customer purchase order in any calendar month during which Customer has a Firm Order shall be no more than One Hundred Thirty percent (130%) of the quantity of API that was included in the Firm Order stated with respect to such calendar month when such calendar month first was included as a Firm Order in the Rolling Forecast.

iv.	Time is of the essence for the obligations of this Section 7(a).

b.	Notice of deferral or cancellation (including partial cancellation) of Firm Orders less than ninety (90) days prior to the start date(s) specified in the Rolling Forecast, as provided in Section 7(a)(i), shall subject Customer to a cancellation or deferment fee as set forth in Section 7(c) below in the case of deferral and Section 7(d) below in the case of cancellation. A deferral of six months or longer shall be considered a cancellation and covered by Section 7(d).

c.	A deferral of any Firm Order of less than six months with 90 days notice or less shall be subject to the following charges.

i.

Fifteen percent (15%) of the Initial Payment (as defined in Paragraph (6(a) below) for each deferred batch of Molecules if the deferment occurs on the 90th day or between 90 and 60 days prior to the specified start date;

ii.	Thirty percent (30%) of the Initial Payment for each deferred batch of Molecules if the deferment occurs on the 60th day or between 60 and 30 days prior to the specified start date; and

iii.	Forty-five percent (45%) of the Initial Payment for the deferred batch of Molecules if the deferment occurs on or after the 30th day prior to the specified start date.

iv.	All deferment charges due to be paid by the terms of this Section 7(c), to the extent they are not in the possession of Agilent as a portion of an initial Payment on the affected purchase order or orders will be paid to Agilent within thirty (30) days of the deferral.

v.	Time is of the essence of this Section 7(c).

d.	A cancellation (or deferment of greater than six months) of any Firm Order shall be subject to the following charges:

i.

Fifty percent (50%) of the Initial Payment for the cancelled or deferred batch of Molecules if the cancellation or deferment occurs on the 90th day or between 90 and 60 days prior to the specified start date;

ii.

Seventy-five percent (75%) of the Initial Payment for the cancelled or deferred batch of Molecules if the cancellation or deferment occurs on the 60th day or between 60 and 30 days prior to the specified start date; and

iii.	One hundred percent (100%) of the Initial Payment for the cancelled or deferred batch of Molecules if the cancellation or deferment occurs on or after the 30th day prior to the specified start date.

iv.	Where such a cancellation charge is due to a reduction in the amount of a Firm Order or a non- Firm Order as provided in 7(a)(ii) such fee shall be calculated by multiplying the total cancellation fee which would be due if the entire order was cancelled by the fraction with the amount actually purchased as the numerator and the total obligation as the denominator. All deferment charges due to be paid by the terms of this Section 7(d), to the extent they are not in the possession of Agilent as a portion of an Initial Payment on the affected purchase order or orders will be paid to Agilent within thirty (30) days of the deferral.

v.	All cancellation or deferment charges due to be paid by the terms in Section 7(d), to the extent they are in excess of Initial Payment will be paid to Agilent within thirty (30) days of the cancellation.

vi.	Time is of the essence of this Section 7(d).

e.	Customer will deliver to Agilent an initial purchase order for any Molecules to be manufactured pursuant to this Agreement and as described in the Statement of Work, The initial purchase order will allow scheduling of the projected start date set forth in the Statement of Work.

f.	Purchase orders can be placed by e-mail or facsimile. Agilent will use its commercially reasonable efforts to fill all purchase orders in accordance with the Statement of Work.

g.	Start dates and projected delivery dates for Molecule deliveries and Service performance timelines (as set forth in the Statement of Work) are dependent upon facility availability at purchase order placement. Customer orders are scheduled chiefly on a first-come, first-served basis, however, particular project requirements may require more or less capacity and will be accommodated accordingly in Agilent’s sole reasonable judgment.

h.	Molecules to be delivered hereunder shall be delivered to Customer (unless directed otherwise by Customer) by Agilent via carrier selected by Agilent (unless directed otherwise by Customer) EXW Agilent Dock Boulder (Incoterms 2000). Title, possession, risk of damage and risk of loss shall pass to Customer upon delivery to such carrier.

i.	All shipment costs shall be paid by Customer and if prepaid by Agilent, the amount thereof shall be reimbursed to Agilent. Any insurance as well as any taxes (other than taxes on Agilent’s income), duties or other official charges payable upon exportation is the responsibility of Customer.

j.	Agilent will use commercially reasonable efforts to avoid delay in delivering the Molecules to Customer or performing other Services for Customer pursuant to the date(s) specified in the Statement of Work, provided, however, that Customer acknowledges that the stated delivery dates are approximate. Failure to deliver by any specified date will not be sufficient cause for cancellation by Customer, nor will Agilent be liable for any direct, indirect, consequential or economic loss due to delay in delivery.

k.	Customer is responsible for supplying any and all shipping requirement information. For example, any special shipping temperature requirements, temperature monitoring, special packaging, and the like.

Absent any special instructions from Customer, Molecules to be made and supplied to Customer hereunder will be packaged, labeled and shipped in Agilent’s standard shipping packages for such Molecules. Any and all damage to product is the sole responsibility of Customer and any failure to meet the Specifications due to the lack of special instructions or the providing of inappropriate instructions shall void all warranties and no discounts or refunds on the purchase price for the Molecules will be granted.

8.	Inspection; Acceptance. Customer shall be responsible for inspecting all Molecules delivered hereunder prior to acceptance, provided that, if Customer does not give Agilent written notice of non-acceptance within thirty (30) days following receipt, the Molecule will be deemed accepted by Customer. The parties hereby agree that Molecules which conform to the Specifications when tested according to such Specifications are deemed accepted for purposes of acceptance hereunder. After acceptance, all sales and transfers of Molecules purchased hereunder shall be final. Agilent may, in its sole discretion, authorize returns in appropriate circumstances, subject to such conditions as Agilent may specify. Any such return shall be subject to the express prior authorization of Agilent.

9.	Intellectual Property Rights.

a.	Customer acknowledges and agrees that all intellectual property rights in the Agilent Technology will at all times remain vested in Agilent.

b.	Agilent acknowledges and agrees all intellectual property rights in the Molecules, and the data and results generated for Customer in any Process Development Program or stability study will at all times remain vested in Customer.

c.	Customer’s use of the Molecules may necessitate the procurement of separate licenses from third parties. Customer shall have full responsibility for the determination of whether and from which third party it requires any such license and for the procurement of such license as well as the procurement of any Required Consents.

d.	Except as provided expressly herein, no license to any Agilent Technology is conveyed or implied as a result of the provision of any Services to Customer hereunder. All rights not conferred to Agilent by Customer are expressly reserved by Customer.

10.	Technology Transfer Option and License

a.	Customer desires to outsource from time to time to one or more Third Parties some or all of its GMP manufacturing requirements for Specific APIs and may require a license to Agilent Intellectual Property to do so. Agilent hereby grants Customer an option for a non-exclusive, worldwide license to Agilent Intellectual Property to have one or more designated Third Parties make Specific APIs and provides Customer the right to sell or have sold such Specific APIs in the Field, subject to the terms and conditions provided in this Section 10.

b.	In order to exercise the option provided hereunder for a Specific API, Customer must give Agilent written notice of its intent to exercise such option and in such notice must identify the Specific API for which manufacturing is to be outsourced and the Third Party (or Third Parties) to which Customer intends to outsource the Specific API manufacturing. A separate notice is required for each Specific API to be added to the license; provided, however, that Customer may designate additional Third Parties to the license for each Specific API by written notice to Agilent from time to time. Upon receipt of notice identifying a Specific API and at least one prospective Third Party manufacturer, and upon Customer’s and each Third Party’s compliance with the provisions of this Section 10, including the payment of amounts due Agilent, if any, the license shall be in effect for the noticed Specific API and designated Third Party or Parties. Upon exercise of each option, Customer has a non-exclusive, worldwide license to the Agilent Intellectual Property to have made by the designated Third Party or Parties, to sell, or have sold the noticed Specific API in the Field. Such license shall endure as long as this Agreement is in force provided Customer is in compliance with the terms of this Section 10; provided, however, such license may survive the termination of this Agreement pursuant to Section 21 below.

c.

In order to exercise the option provided hereunder for a Specific API, Customer must pay Agilent a non- refundable and non-creditable technology transfer fee (the “Technology Transfer Fee”) of seven Hundred fifty Thousand Dollars ($750,000 USD) for each Specific API that Customer wishes to use a Third Party to manufacture and supply; provided, however, that If (i) Agilent is unable to timely meet Customer’s purchase order(s) for such Specific API to be manufactured pursuant to this Agreement and as described in the Statement of Work, Customer will have no obligation to pay such Technology Transfer Fee; further provided, however, that if (i) Agilent does not maintain at least 70% (determined on a calendar quarter basis) of all Customer’s requirements for a Specific API to be manufactured pursuant to this Agreement and as described in the Statement of Work, and (ii) Agilent is able to timely meet Customer’s purchase order(s) for such Specific API to be manufactured pursuant to this Agreement and as described in the Statement of Work, then Customer shall pay to Agilent an additional Five Hundred Thousand Dollars ($500,000 USD) as an additional Technology Transfer Fee for Third Party manufacturing rights for such

Specific API under the licenses provided herein. For the purposes of this Section 10, determination of the Agilent-supplied percentage of Customer’s supply of a Specific API shall not be cumulative, but shall be determined at the end of each calendar quarter based on the Net Purchases of Specific API actually purchased by Customer during the calendar quarter just ending.

d.	In addition to the Technology Transfer Fee(s) payable pursuant to Section 10(c) above, Customer must also pay non-refundable, non-creditable royalties on Net Purchases according to the following:

i.	If in any calendar quarter Agilent manufactures and delivers at least seventy percent (70.00%) of Customer’s Net Purchases of the Specific API, then the royalty will be zero (0);

ii.	If in any calendar quarter Agilent manufactures and delivers at least fifty percent (50.00%) but less than seventy percent (70.00%) of Customer’s Net Purchases of the Specific API, then the royalty will equal five percent (5%), multiplied by Customer’s Net Purchases of the Specific API in such calendar quarter;

iii.	If in any calendar quarter Agilent manufactures and delivers at least twenty five percent (25.00%) but less than fifty percent (50.00%) of Customer’s Net Purchases of the Specific API, then the royalty will equal ten (10%) percent, multiplied by Customer’s Net Purchase of the Specific API in such calendar quarter;

iv.	If in any calendar quarter Agilent manufactures and delivers less then twenty five (25.00%) percent of Customer’s Net Purchases of the Specific API, then the royalty will equal fifteen (15%) percent, multiplied by Customer’s Net Purchase of the Specific API in such calendar quarter.

v.	For the purposes of this Section 10, determination of the Agilent-supplied percentage of Customer’s supply of a Specific API shall not be cumulative, but shall be determined at the end of each calendar quarter based on the Net Purchases of Specific API actually purchased by Customer during the calendar quarter just ending.

e.	Notwithstanding the foregoing provisions of Section 10(d) above, if, during any calendar quarter, (i) Agilent is unable to timely meet Customer’s purchase order(s) for such Specific API to be manufactured pursuant to this Agreement and as described in the Statement of Work, Customer will have no obligation to pay the royalties provided pursuant to Section 10(d) above with respect to such calendar quarter with respect to the Specific API.

f.	Any required Technology Transfer Fee shall be paid within sixty (60) days of the completion of the calendar quarter during which Agilent does not maintain at least 70% (determined on a quarterly basis) of all Customer’s requirements for a Specific API to be manufactured pursuant to this Agreement and as described in the Statement of Work, if applicable pursuant to the terms of this Section 10. Any required royalty shall be paid within sixty (60) days of the completion of the calendar quarter during which the obligation to pay such fee was triggered.

g.	Customer shall require each Third Party API supplier designated hereunder to enter a confidentiality agreement with terms reasonably satisfactory to Agilent in which the Third Party undertakes to maintain the confidentiality of all of Agilent’s trade secrets and know how within the Agilent Intellectual Property rights and to use the Agilent Intellectual Rights only for the manufacture and supply of Specific API to Customer. Such Third Party agreement shall also have limits on term and field consistent with those provided in this Agreement.

h.	If this license becomes effective, then

i.	Agilent a) warrants that to the best of its knowledge, Agilent has licensed and transferred to Customer, Customer’s agent, or Customer’s sublicensee, all Agilent Intellectual Property actually used to manufacture Specific APIs under GMP conditions according to the Specifications; b) does not warrant that any Specific API manufactured by Customer, Customer’s agent or Customer’s sublicensee is manufactured according to the Specifications or under GMP conditions unless Customer, Customer’s agent or Customer’s sublicensee has followed any specific protocols covered by the Process Development Program of the Supply Agreement; c) warrants that it or its Affiliates are the sole assignees and owners of all Agilent Intellectual Property and its share of any Joint Intellectual Property, and no consent, permission, waiver or license is required from any third party with respect to the rights and licenses granted hereunder; and d) does not warrant that the use of any Agilent Intellectual Property, Joint Intellectual Property, or Process Development Program information will not infringe the intellectual property of third parties.

ii.	Customer a) warrants that it will treat and use its reasonable efforts to cause its designated Third Party suppliers to treat all Agilent Intellectual Property which is not subject to an issued Patent as Confidential Information; and, b) warrants that all Third Parties granted the right to manufacture Specific APIs shall be made aware of this agreement and shall be subject to these same obligations.

i.	Customer License Indemnification. Customer shall at all times during the term of this license and thereafter, indemnify, defend and hold Agilent, its, officers, employees and Affiliates, harmless against all third party claims and expenses, including legal expenses and reasonable attorney’s fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other third party claim, proceeding, demand, expense and liability of any kind whatsoever resulting from Customer’s production, manufacture, sale, use, lease, consumption or advertisement of the Specific API and/or derivative product or arising from the willful or negligent breach of any other obligation of Customer hereunder. This indemnity will include any and all intellectual property infringement claims alleged or brought against Agilent for any and all uses of the Specific API, Process Development Program information, Agilent Intellectual Property, or Joint Intellectual Property by Customer, Customer’s agents, including Third Party manufacturers, or sublicensees or customers of any of the above, unless resulting, directly or indirectly, from a breach of any representation or warranty made by Agilent pursuant to this Agreement.

j.	Agilent shall have the right to terminate any license to Agilent Intellectual Property it grants to Customer hereunder for uncured breach of any provision of this Section 10; provided, however, that Agilent shall not have any such right to terminate pursuant to this Section 10(j) unless and until (i) Agilent shall have conducted an inspection pursuant to Section 10(k) below, (ii) such inspection reveals any underpayment of the Technology Transfer Fee or royalties pursuant to this Section 10, and (iii) Customer fails to cure such underpayment on or before the date thirty (30) days immediately after Customer is notified of such underpayment and has been presented with reasonable evidence of such underpayment. Upon such termination, Customer shall cause its Third Party suppliers to immediately cease any use of Agilent Technology.

k.	Customer shall deliver to Agilent within sixty (60) days after the end of each calendar quarter during the Term a written report showing its computation of royalties due under this Agreement for such calendar quarter. Simultaneously with the delivery of each such report, Customer shall tender payment of all amounts shown to be due thereon. The royalty payments due on sales in currencies other than U.S. dollars (US $) shall be calculated using the exchange rate for such currency utilized by Customer at the time of the relevant sales and in the ordinary course of its business. All amounts due under this Agreement shall be paid to Agilent in United States dollars (US $) by check or wire transfer to an account in a United States bank designated by Agilent, or in such other form and/or manner as Agilent may reasonably request.

l.	Agilent shall have the right from time to time (not to exceed once during each calendar year) to have an independent auditor inspect, during normal business hours, and upon reasonable advance notice (not less than one week), the books and records of Customer as may be necessary to verify Customer’s computation of royalties due under this Agreement. All costs and expenses of such inspection shall be borne by Agilent unless such inspection reveals any underpayment of royalties of more than 5% during any calendar quarter, in which case Customer shall immediately pay such deficiency amount and reimburse Agilent for the costs and expenses of such audit. All information learned by the auditor shall constitute Confidential Information of Customer, and the auditor shall be required to execute a confidentiality agreement with Customer on Customer’s customary terms. The auditor shall be permitted to disclose to Agilent only the amount of any suspected underpayment and the specific data giving rise to such suspicion. All such information shall be disclosed simultaneously to Customer and Agilent, and Customer shall have the right to contest the results of any such audit pursuant to any dispute resolution provisions agreed to by the parties.

m.	Upon the termination of this Agreement, in addition to any rights Customer may have pursuant to Section 21 below, Customer may complete and sell any inventory of Specific APIs manufactured by a Third Party using licensed Agilent Intellectual Property provided that inventory exists as of the effective date of termination, and further provided that Customer pays Agilent any amounts due Agilent on such Purchases of APIs in accordance with the terms and conditions of this Section 10.

n.	Customer hereby grants to Agilent a worldwide, non-exclusive, royalty-free license to use any Joint Intellectual Property so long as such Joint Intellectual Property may be used independent of any other Intellectual Property of Customer. Agilent hereby grants to Customer a worldwide, non-exclusive, royalty- free license to use any Joint Intellectual Property so long as such Joint Intellectual Property may be used independent of any Agilent Intellectual Property.

11.	Permitted Uses of Molecules and Restrictions on such Use.

a.	Customer specifically acknowledges that all Molecules designated as APIs to be manufactured, synthesized, developed and supplied by Agilent under this Agreement are and shall, at all times be, APIs,

and accordingly, Customer (i) is not authorized to use any such Molecule, by itself, for human use or consumption or for diagnostic, clinical or therapeutic purposes, and (ii) agrees that it shall comply with all applicable laws, rules and regulations including, without limitation, those issued by the United States Food and Drug Administration, with respect to the use of APIs.

b.	Customer acknowledges that Agilent has the right to manufacture and provide for its other customers and collaborators molecules and services that are similar or may be identical to the Molecules and Services provided hereunder, provided that Agilent complies with the confidentiality provisions set forth in Section 14 of this Agreement and the terms and conditions of Section 9 above.

12.	Warranties.

a.	Subject to Section 7(g), Agilent warrants to, and only to, Customer that the Molecules will substantially conform in all material respects to the Specifications provided for such Molecules at the time of shipment, provided, however, that THIS WARRANTY DOES NOT APPLY TO ANY DEFECTS CAUSED BY CUSTOMER’S FAILURE TO PROVIDE A SUITABLE STORAGE, USE OR OPERATING ENVIRONMENT FOR THE MOLECULES, USE OF NON-RECOMMENDED REAGENTS OR BIOCHEMICALS OR ANY MODIFICATIONS DONE BY CUSTOMER OR ANY OTHER ABUSE, MISUSE OR NEGLECT OF THE MOLECULES BY CUSTOMER.

b.	AGILENT EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED INCLUDING, WITHOUT LIMITATION, SATISFACTORY QUALITY AND NON-INFRINGEMENT OF ANY THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS.

c.	Any model or sample furnished to Customer is merely illustrative of the general type and quality of goods and does not represent that any Molecule or batch thereof will conform to such model or sample.

d.	Customer’s exclusive and sole remedy under the warranties provided by Agilent in this Section 11 is, at Agilent’s sole option: (i) replacement of the batch or batches of Molecule that failed to conform to the warranty in paragraph a. above, or (ii) a credit or refund for the batch or batches of Molecule in question.

e.	Customer represents and warrants to Agilent that it is responsible for obtaining and it will have obtained as of the Effective Date, all Required Consents necessary for Customer to provide the sequences and other Specifications as contemplated hereunder for the synthesis by Agilent of the Molecules. Agilent will be relieved of the performance of any obligations hereunder that may be affected by Customer’s failure to promptly provide any Required Consents to Agilent.

13.	Limitation of Liability.

a.	In no event will Agilent, its subcontractors or suppliers be liable for special, incidental, indirect or consequential damages (including but not limited to downtime costs, loss of data, lost profits, business interruption or cost of cover) regardless of whether such claims are based on contract, tort, warranty or any other legal theory, even if advised of the possibility of such damages. This exclusion is independent of any other remedy set forth in this Agreement.

b.	To the extent that limitation of liability is permitted by law, Agilent’s liability to Customer is limited to US $1,000,000 or the amounts paid to Agilent under this Agreement, whichever is less.

c.	The limitations set forth in Sections 12(a) and 12(b) above will not apply to damages for bodily injury or death caused by Agilent’s gross negligence or willful misconduct.

d.	The remedies set forth in this Agreement are Customer’s sole and exclusive remedies.

14.	Confidentiality.

a.	The parties agree:

i.	not to disclose or reveal to any third party or directly or indirectly use any of the Confidential Information of the other party for purposes other than as permitted and specifically set forth in the Agreement;

ii.	not to copy or reproduce in whole or in part any of the Confidential Information without the prior written consent of the other party;

iii.	to hold in confidence and to protect all Confidential Information received from a party from unauthorized use, dissemination or disclosure using the same standard of care that such party uses with respect to its own similar Confidential Information, but in no event less than a reasonable degree of care, and to restrict access to such Confidential Information only to those persons who need to know such information in order to carry out the activities permitted under this Agreement, and who will be subject to the same confidentiality and nondisclosure obligations of this Agreement; and

iv.	upon request, to promptly return or destroy all Confidential Information.

b.	Notwithstanding the provisions above, but subject to the terms and conditions of Section 9 above, either party will be free to use in its business activities any residual Confidential Information in non-tangible form (i.e., undocumented ideas, concepts and know-how) of either party which may be retained by personnel of such party having rightful access to such Confidential Information (or, in the case of Agilent only, the manufacture or delivery of a Molecule or performance of Services hereunder during the Term).

c.	Notwithstanding anything contained herein to the contrary, Confidential Information shall not include information which a party can demonstrate by documentation:

i.	is in the public domain at the time of disclosure;

ii.	is published or otherwise becomes available from a third party who has the right to disclose it through no fault of such party; or

iii.	was in the possession of the receiving party at the time of disclosure or prior to receipt from the other party, as shown by prior written records.

d.	If a party is required by law to disclose any Confidential Information, such party must first give the disclosing party prompt written notice thereof and permit the disclosing party to exhaust all reasonable legal remedies to object to such disclosure and/or to maintain the Confidential Information in confidence prior to making the required disclosure.

e.	This Section 13 will survive termination or expiration of this Agreement.

f.	Upon termination of this Agreement, each party may retain one copy of the other party’s Confidential Information within the files of its legal department or legal counsel solely for record-keeping purposes; otherwise, all Confidential Information of the other party shall be returned to such other party.

15.	Remedies. In the event of default by Customer in any payment due Agilent hereunder, Agilent shall have the right, in addition to any other remedies it may have at law or in equity, to withhold delivery, to recall Molecules in transit and retake the same, to repossess any Molecules or goods which may be stored with Agilent for Customer’s account, without the necessity of Agilent initiating any other proceedings.

16.	Independent Contractors. No agent, employee or other representative has the right to create, modify or expand Agilent’s warranty provisions or remove any disclaimers applicable to the Molecules or Services or to make any representations as to the Molecules or Services and any such representation, creation, modification, removal or expansion, if made, should not be relied upon by Customer and shall not form a part of this Agreement. Agilent is an independent contractor and neither party shall act or is an agent of the other or has any authority to bind or act on behalf of the other in connection with this Agreement.

17.	Indemnity. Customer indemnifies Agilent, its officers, agents, employees and affiliates (“Indemnified Party”) in respect of any claim, loss, damage, expense or other liability, including reasonable attorneys’ fees and costs (“Claim”) which may be made against an Indemnified Party and alleged to have occurred as a result of (i) Customer’s use of any Molecule, or any result or data generated from such use or the provision of any Service; (ii) Customer’s use, handling, storage and disposal of the Molecules including, without limitation, any use which results in death or injury to any person; (iii) the manufacture, development, design, synthesis and/or supply of Molecules by Agilent in accordance with Customer Requirements or in accordance with the Specifications; and (iv) any actual or alleged act of infringement by Customer or its collaboration partners of any third party’s intellectual property rights as a result of Customer’s use of the Molecules, or the use or sale of any data, results or product resulting from such use or the Services provided hereunder, in each case, other than a Claim arising from the gross negligence or willful misconduct of Agilent, its officers, agents, employees or affiliates.

18.	Modifications; Waiver. None of the terms, covenants, and conditions of this Agreement can be waived except by the written consent of the party waiving compliance, nor can any modification of this Agreement be made, except by a writing signed by both parties.

19.	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California.

20.	Force Majeure. Agilent shall not be liable for delay or failure to perform any of its obligations hereunder if performance was rendered impracticable by the occurrence of any condition beyond Agilent’s reasonable control.

21.	Termination.

a.

Agilent may terminate this Agreement for any or no cause upon 180 days prior written notice to Customer, without any liability or obligation to the other party (except as otherwise expressly provided herein), other than (in the case of Agilent) filling any orders that have already been accepted by Agilent or (in the case of Customer) the payment for such orders and any other amounts due to Agilent pursuant to this Agreement. Customer may terminate this Agreement upon written notice to Agilent, without any liability or obligation of either Customer or Agilent to the other party (except as otherwise expressly provided herein), other than (in the case of Agilent) filling any orders that have already been accepted by Agilent or (in the case of Customer) the payment for such orders and any other amounts due to Agilent pursuant to this Agreement.

b.	Either party may terminate this Agreement upon written notice if the other party commits a breach of any material provision of this Agreement and fails to remedy such breach within sixty (60) days after receiving written notice of such default or breach; Subject to the right to cure, Customer may terminate this Agreement if (i) Agilent is unable to timely meet Customer’s purchase order(s) for such Specific API to be manufactured pursuant to this Agreement and as described in the Statement of Work, or (ii) Agilent’s quoted prices for the manufacture and delivery of such Specific API (and other related Services) are greater than 110% of the prices for the manufacture and delivery of such Specific API (and other related Services) available from any Third Party, as demonstrated by reasonable evidence.

c.	The following provisions of this Agreement survive the termination of this Agreement: Sections 2, 9, 10,12, 13, 14 and 15 and any other provision which by its terms survives the termination of this Agreement or reasonably should be interpreted to survive the termination of this Agreement.

d.	if at the time Customer terminates this Agreement pursuant to Section 21 (b) and at the time of termination, Agilent (i) is in uncured breach of its supply obligations under Article 7 of this Agreement and the Statement of Work, ii Agilent is unable to timely meet Customer’s purchase order(s) for such Specific API to be manufactured pursuant to this Agreement and as described in the Statement of Work, and (iii) Customer has not exercised its option to obtain technology transfer pursuant to Article 10, Customer shall be entitled to exercise such option without payment of the Technology Transfer Fee and its royalties shall thereafter be those provided in Section 10(d)(ii) above, notwithstanding any actual Net Purchases of any Specific API less than fifty percent (50.00%). If Customer has already exercised such option and received a license, Customer shall be entitled to continue to use the licensed technology and its royalties shall thereafter be reduced to those provided in Section 10(d)(ii), above, notwithstanding any actual Net Purchases of any Specific API less than fifty percent (50.00%).

22.	Releases. Any announcement or press release regarding this Agreement will only be made with the prior written consent of all the parties hereto.

23.	Privacy. Agilent will store and use any of Customer’s personal data in accordance with Agilent’s privacy practices, which are available at www.agilent.com/go/privacy - Privacy Statement. Agilent will not sell, rent or lease Customer’s personal data to others.

24.	Assignment. Neither this Agreement nor any rights or obligations of Customer hereunder may be assigned, pledged, transferred or encumbered by Customer without the express prior written approval of Agilent, except that Agilent may assign, pledge or otherwise transfer this Agreement and/or any of its rights or obligations hereunder without Customer’s prior consent, provided it notify Customer of the assignment as soon thereafter as shall be practical. Any assignment in violation hereof shall be void.

25.	Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with regard to the subject matter hereof and merges and supersedes all prior discussions, negotiations, understandings, and agreements between the parties concerning the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date set forth above.

AGILENT TECHNOLOGIES, INC.:		CUSTOMER:

Signature:	/s/ James Powell	Signature:	/s/ Doug Gooding

Name:	JAMES POWELL	Name:	Doug Gooding

Title:	GENERAL MANAGER	Title:	CEO